Exhibit (d)(3)

3PAR Inc.
4209 Technology Drive
Fremont, CA

August 24, 2010

CONFIDENTIAL

Confidentiality Agreement

Ladies and Gentlemen:

In connection with a possible negotiated transaction (a “Transaction”) between 3PAR Inc., a Delaware corporation (“Company”), and Hewlett-Packard Company, a Delaware corporation (“Buyer”), and in order to allow the Company and Buyer to evaluate the Transaction, each of the Company and Buyer have and will convey or deliver to the other party hereto certain information about the Transaction and may deliver to the other party certain information about its business, operations, financial condition and forecasts, assets, liabilities, personnel and other confidential matters (such party when disclosing such information being referred to herein as the “Disclosing Party” and when receiving such information being referred to herein as the “Receiving Party”).

For purposes of this letter agreement, the term “Proprietary Information” shall mean and include (i) all information furnished by the Disclosing Party or its Representatives (as defined below) to the Receiving Party or its Representatives relating to a Transaction, whether furnished before or after the date hereof and the effectiveness of this letter agreement, and regardless of the manner in which it is furnished, and (ii) all notes, analyses, compilations, studies, interpretations or other documents prepared by the Receiving Party or any of its Representatives which contain or are based upon, in whole or in part, any Proprietary Information. Notwithstanding the foregoing, for purposes of this letter agreement, “Proprietary Information” shall not include any information which (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach or other violation of this letter agreement, (b) was in the possession of the Receiving Party on a non-confidential basis prior to its disclosure by the Disclosing Party or any of its Representatives to the Receiving Party, unless the Receiving Party is aware that the source of such information was bound by a confidentiality agreement with the Disclosing Party or any or its Representatives or otherwise under a contractual, legal, fiduciary or other obligation not to transmit the information to the Receiving Party, (c) becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives unless the Receiving Party is aware that such source was bound by a confidentiality agreement with the Disclosing Party or any or its Representatives or otherwise under a contractual, legal, fiduciary or other obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party, or (d) was independently developed by the Receiving Party without reference to or use of any of the Proprietary Information.

For purposes of this letter agreement, (i) the term “Representative” shall mean, as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants), and (ii) the term “person” shall be broadly interpreted to include, without limitation, any corporation, limited liability company, general or limited partnership, business trust, unincorporated associated or other entity or individual.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Disclosing Party, the Receiving Party and its Representatives (i) shall not use Proprietary Information for any purpose other than evaluating the Transaction and consummating the Transaction in a manner approved by the Company, and (ii) except as required by applicable law, regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or legal process, shall keep all Proprietary Information confidential, shall use at least the same degree of care to protect the Proprietary Information as it uses with its own confidential information and shall not disclose or reveal any Proprietary Information to any person other than those persons who are employed or engaged by the Receiving Party or its Representatives and actively and directly participating in its evaluation of the Transaction or who otherwise need to know the Proprietary Information for the sole purpose of evaluating the Transaction.  The Receiving Party shall cause its Representatives to whom Proprietary Information is provided or made available to comply with the terms of this letter agreement and shall be primarily (and not as a guarantor) responsible and liable for any breach or violation by any of its Representatives of the terms of this letter agreement that apply to Representatives.

In the event that the Receiving Party and/or any of its Representatives are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the Receiving Party’s securities are listed or quoted) or by legal process to disclose any Proprietary Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of such request or requirement in order to enable the Disclosing Party (i) to seek an appropriate protective order or other remedy with respect thereto, (ii) to consult with the Receiving Party with respect to taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance, in whole or in part, with the terms of this letter agreement, the Receiving Party and/or its Representative shall use their respective commercially reasonable efforts (A) to disclose only that portion of the Proprietary Information which is legally required to be disclosed and (B) to provide that all Proprietary Information that is so disclosed will be accorded confidential treatment to fullest extent available under applicable laws and regulations. In the event that the Receiving Party and/or its Representatives shall have complied fully with the provisions of this paragraph, the Receiving Party and its Representatives shall have no liability hereunder for the disclosure of that Proprietary Information which it is legally required to be so disclosed.

To the extent that any Proprietary Information may include information and material that is subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such information and material is not intended to, and shall not, waive or diminish in any way the confidentiality of such information and material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information conveyed or delivered by a party hereto or its Representatives that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine. Nothing in this letter agreement shall obligate either party hereto to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

In the event that the Disclosing Party, in its sole discretion, so requests or the Transaction is not consummated by the Receiving Party, the Receiving Party shall, upon the Disclosing Party’s written request, either promptly destroy or deliver to the Disclosing Party, at the Receiving Party’s option, all Proprietary Information delivered by the Disclosing Party or any of its Representatives to the Receiving Party or any of its Representatives, and destroy all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in the Receiving Party’s possession or in the possession of any Representatives of the Receiving Party; provided, however, that if a legal proceeding has been instituted to seek disclosure of the Proprietary Information, such material shall not be destroyed until the proceeding is settled or a final judgment with respect thereto has been rendered. Notwithstanding the foregoing, the Receiving Party’s outside accountants may retain in confidence one file copy of their work papers and final reports in accordance with their professional obligations, and the Receiving Party is not required to return or destroy

Proprietary Information which is comprised of minutes of meetings of its board of directors or other documents or records that it is required to preserve pursuant to applicable law or regulation, or electronic Proprietary Information that remains in ordinary, routine backups of information technology systems or in legally required information preservation systems that cannot be accessed (and that are not accessed) by anyone other than regulatory compliance personnel or legal counsel to the Receiving Party.

Subject to the terms and conditions of a definitive agreement regarding the Transaction and without prejudice thereto, each party hereto acknowledges that neither it nor its Representatives, nor any of the directors, officers, employees, agents or controlling persons of such party and its Representatives, makes any express or implied representation or warranty as to the accuracy or completeness of the Proprietary Information. The Receiving Party shall not be entitled to rely on the accuracy or completeness of any Proprietary Information, but shall be entitled to rely solely on such representations and warranties regarding the accuracy and completeness of the Proprietary Information as may be made to it in any definitive agreement relating to the Transaction, subject to the terms and conditions of such definitive agreement. Each of the parties hereto understands and agrees that nothing in this letter agreement shall be construed to require either party hereto to disclose or otherwise provide any particular Proprietary Information to the other party hereto, and that each party hereto shall be entitled, in its sole discretion, to withhold from the other party hereto any Proprietary Information.

Until a definitive agreement regarding the Transaction has been executed by the parties hereto, neither party hereto shall be under any legal obligation or have any liability to the other party hereto of any nature whatsoever with respect to the Transaction by virtue of this letter agreement or otherwise (other than with respect to the confidentiality and other matters set forth herein).

Each party is aware, and shall advise its Representatives who are informed of the matters that are the subject of this letter agreement, of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information.

Without prejudice to the rights and remedies otherwise available to either party hereto, each party hereto shall be entitled to equitable relief by way of injunction or otherwise if the other party hereto or any of its Representatives breach or threaten to breach any of the provisions of this letter agreement. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final order from which there is no appeal that this letter agreement has been breached by a party or by its Representatives, the breaching party or the party whose Representatives have breached this Agreement, as the case may be, will reimburse the other party for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with the enforcement of this letter agreement and such litigation.

It is further understood and agreed that no failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws, other than such principles directing application of Delaware. Each party hereby consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this agreement brought by any party hereto in the federal or state courts located within the State of Delaware.

This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of their respective Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon either party hereto, unless approved in writing by each such party. This letter agreement amends and supersedes in its entirety that certain Mutual Non-Disclosure Agreement, dated as of July 13, 2010, by and among the Company and Buyer.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter enclosed herewith.

3PAR INC.

By:
Name:
Title:

ACCEPTED AND AGREED as of
the date first written above:

HEWLETT-PACKARD COMPANY.

By:	/s/ Brian Humphries
Name:	Brian Humphries
Title:	Senior Vice President, Strategy &
Corporate Development